Exhibit 10.14

SUBLEASE

This SUBLEASE (the “Sublease”) is dated as of April 28, 2014 between Fireman Capital Partners, LLC, a Delaware limited liability company, whose mailing address is Watermill Center, 800 South Street, Suite 600, Waltham, Massachusetts 02453 and Flex Pharma, Inc., a Delaware corporation, whose mailing address is c/o Rothstein Kass, Two International Place, Boston, Massachusetts 02110.

WITNESSTH

WHEREAS, Sublessor is the tenant under that certain Lease dated September 9, 2009 (the “Prime Lease”) between BP Prucenter Acquisition LLC (“Prime Landlord”) and Sublessor regarding certain premises located on the 24th floor of the building known as the Prudential Tower located at 800 Boylston Street, Boston, Massachusetts; and

WHEREAS, Sublessor wishes to sublease the entire premises leased to it by Prime Landlord under the Prime Lease to Sublessee and Sublessee wishes to sublease such entire premises from Sublessor, subject to and in accordance with the terms and conditions of this Sublease.

NOW THEREFORE, intending to be legally bound hereby the parties hereto agree as follows:

1.  Basic Sublease Provisions

Sublease Terms:

Location:  800 Boylston Street, Boston, Massachusetts

Sublessor:  Fireman Capital Partners, LLC

Sublessee:  Flex Pharma, Inc.

Subleased Premises:  Approximately 7,234 square feet of space on the 24th floor of the building (“Building”) known as the Prudential Tower and numbered 800 Boylston Street, Boston, Massachusetts, all as more particularly described in the Prime Lease attached hereto as Exhibit “A” and made a part hereof.  Sublessee acknowledges receipt of a copy of the Prime Lease.  The Subleased Premises constitutes the entire premises leased to Sublessor under the Prime Lease.

Sublease Commencement Date:  May 1, 2014.  Sublessee shall have the right to enter the Subleased Premises commencing on April 15, 2014 notwithstanding that the Sublease Commencement Date has not occurred (the “Prior Access Period”) for the purpose of installing its furniture, fixtures and equipment.  Sublessee’s occupancy during the Prior Access Period shall be subject to all the terms and conditions of this Sublease except for Sublessee’s obligation to pay Sublease Rent (which shall commence on the Sublease Rent Commencement Date (defined below)) and shall be conditioned upon Sublessee having delivered to Sublessor prior to entering the Subleased Premises for the Prior Access Period the Security Deposit (defined below),  the first monthly installment of Sublease Rent otherwise due and payable on the Sublease Rent

Commencement Date and a certificate of insurance evidencing the insurance required to be maintained by Sublessee pursuant to this Sublease.

Sublease Term:  The period commencing on the Sublease Commencement Date and ending on August 30, 2017.  Sublessee shall not have any right to extend the Sublease Term or otherwise cause the term of the Prime Lease to be extended beyond August 31, 2017.

Sublease Rent:  Commencing on the Sublease Rent Commencement Date (defined below) and continuing until August 31, 2017, Sublessee shall pay to Sublessor Sublease Rent of $21,099.16 per month ($35.00 psf).  The parties acknowledge that this Sublease is intended to be a “gross lease”.  Accordingly, except as specifically provided in this Sublease to the contrary including, without limitation, Sublessee’s obligation to pay for the electricity and utilities described in Section 10 below consumed at the Subleased Premises during the Sublease Term and during any Prior Access Period, Sublessee shall not be obligated to pay any additional amounts other than Sublease Rent for maintenance, operating costs, real estate taxes and insurance with respect to the Subleased Premises and/or the property in which the Subleased Premises is located.

Sublease Rent Commencement Date:  August 1, 2014.  No Sublease Rent shall accrue or be payable, and the Sublessor shall not be required to pay any charges hereunder for any period prior to the Sublease Rent Commencement Date; provided, however, Sublessee shall pay for the electricity and other utilities described in Section 10 below consumed at the Subleased Premises during the Prior Access Period (if Sublessee exercises its right to enter the Subleased Premises for such Prior Access Period) and from and after the Sublease Commencement Date.

Condition of Subleased Premises on Sublease Commencement Date:  Sublessee acknowledges and agrees that Sublessor shall have no obligation to make any alterations or improvements or otherwise to perform any work to the Subleased Premises on account of this Sublease either prior to the Sublease Commencement Date or during the Sublease Term (except for repairing damage to the Subleased Premises or Sublessee’s property located at the Subleased Premises caused by Sublessor or its employees during the Sublease Term) and that Sublessee is subleasing the Subleased Premises in its present condition as of the date of this Sublease including, without limitation, the present condition of all furniture, fixtures and equipment (collectively, “FF&E”) not otherwise removed by Sublessor from the Subleased Premises pursuant to Section 11 below in its/their, as the case may be, “AS-IS” condition with all faults.  By the execution of this Sublease, Sublessee acknowledges that neither Sublessor nor Prime Landlord have made any representations or promises with respect to the condition of the Subleased Premises, the Building, or the land upon which the Subleased Premises is located or the FF&E.

Parking:  Sublessee shall be entitled exclusively to use the two (2) monthly parking privileges for unreserved parking spaces and the one (1) monthly parking privilege for a reserved parking space in the Garage of the Prudential Center, which monthly parking privileges are allocated to Sublessor under Section 10.1 of the Prime Lease.  Sublessee shall pay for such monthly parking privileges at the then prevailing monthly rate billed to Sublessor from time to time by the operator of the Garage.  Such monthly parking charges shall be paid by Sublessee to Sublessor at the time monthly installments of Sublease Rent are paid to Sublessor.

Security Deposit:  A security deposit equal to $126,594.96 (6 months of Sublease Rent) shall be deposited with the Sublessor at Sublease signing.

Brokerage:  Sublessee acknowledges that it has worked with no brokers other than Cassidy Turley/FHO and CBRE Richard Ellis — N.E. Partners, LP in this transaction.  All brokerage fees will be paid by the Sublessor as described in a separate agreement.

Permitted Use:  For general office purposes only and no other uses.

Other capitalized terms used and not otherwise defined in this Sublease shall have the meanings given such terms in the Prime Lease.

2.  Subordinate to Prime Lease, Etc.

This Sublease, and all of the terms and provisions herein contained (and the rights and obligations of Sublessor and Sublessee to one another hereunder) to the extent any of the same conflict or are inconsistent with the terms and provisions of the Prime Lease, are subject and subordinate to the Prime Lease and the terms and provisions thereof.  All obligations of Sublessor as Tenant under the Prime Lease shall apply to Sublessee as if Sublessee were the tenant named under the Prime Lease except for the payment of rent (which is provided for and governed by the provisions of Section 7 of this Sublease) and except to the extent such obligations are modified by the terms of this Sublease.  Sublessor represents to Sublessee that the copy of the Prime Lease attached hereto as Exhibit A is a true, correct and complete copy of the Prime Lease and that such Prime Lease represents the entire understanding and agreement between Landlord and Sublessor with respect to the Subleased Premises.  Sublessor shall not amend or otherwise modify the Prime Lease in any respect without the prior written consent of Sublessee, which consent shall not be unreasonably withheld or delayed.

3.  Compliance with Provisions of Prime Lease.

Sublessee hereby assumes and agrees to perform faithfully and be bound by, with respect to the Subleased Premises, all of Sublessor’s obligations, covenants, agreements and liabilities under the Prime Lease accruing and to be performed during the Sublease Term, and not to breach or cause a breach of any such terms, conditions, provisions and restrictions contained in the Prime Lease relating thereto.  Sublessee acknowledges that except as provided in Section 14.B below it has no right to enforce any provisions of the Prime Lease against Sublessor or Prime Landlord nor the right to exercise directly any rights granted to Sublessor under the Prime Lease; including, but without limitation, Sublessee shall not have the right to exercise the expansion and termination rights granted to Sublessor under Section 3.2 of the Prime Lease.

a.                          Moreover, without limitation of the forgoing, except to the extent specifically provided elsewhere in this Sublease to the contrary:

i.                  Sublessee shall not make any changes, alterations or additions in or to the Subleased Premises which expressly thereunder require the consent of the Prime Landlord, without the prior written consent of Prime Landlord and the prior written consent of Sublessor which Sublessor agrees not unreasonably to withhold (which consent shall be subject to the obtaining of Prime Landlord’s consent as a pre-condition to Sublessor’s consent);

ii.               If Sublessee desires to take any other action and the Prime Lease would require that Sublessor obtain the consent of Prime Landlord before undertaking any action of the same kind, Sublessee shall not undertake the same without the prior written consent of Prime Landlord and the prior written consent of Sublessor which Sublessor agrees not unreasonably to withhold (which consent shall be subject to the obtaining of Prime Landlord’s consent as a pre-condition to Sublessor’s consent);

iii.            Rights given to Prime Landlord and its agents and representatives by the Prime Lease to enter the premises covered by the Prime Lease shall inure to the benefit of Sublessor and their respective agents and representatives with respect to the Subleased Premises (but shall be subject to the same obligations, if any, imposed upon Prime Landlord under the Prime Lease with respect to the exercise of such rights); and

iv.           Sublessee shall not do anything or suffer or permit anything to be done by anyone claiming by, through or under Sublessee which would result in a default by Sublessor as Tenant under the Prime Lease, or permit the Prime Lease to be canceled or terminated without the consent of Sublessor.

b.                     Notwithstanding anything contained herein or in the Prime Lease which may appear to be to the contrary, Sublessor and Sublessee hereby agree as follows:

i.            Sublessee shall not assign, mortgage, pledge, hypothecate or otherwise directly or indirectly transfer or permit the transfer of this Sublease or any interest of Sublessee in this Sublease, by operation of law or otherwise, or permit the use of the Subleased Premises or any part thereof by any persons other than Sublessee and Sublessee’s employees, or sublet the Subleased Premises or any part thereof.  Transfer of more than 49% of the ownership or control of Sublessee and/or the sale or other transfer of all or substantially all of Sublessee’s assets shall constitute an assignment subject to the terms hereof.  Notwithstanding the foregoing, in no event shall Sublessor’s consent be required or shall anything contained in this Sublease prohibit or restrict the ability of Sublessee to “go public” or the public trading thereafter of the stock of the Sublessee;

ii.         Neither the Sublease Rent nor any other payments hereunder shall abate by reason of any damage to or destruction of the Subleased Premises, the premises subject to the Prime Lease, or the Building in which the Subleased Premises is located or any part thereof, except and then only with respect to the same period of time that any minimum rent payments due from Sublessor actually abate under the Prime Lease with respect to the Subleased Premises on account of such event (in which case Sublessee shall be entitled to an amount, and only that amount, of the abatement that is paid by, or is to be paid by, Sublessee under this Sublease);

iii.      Sublessee shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Prime Landlord’s property, the premises subject to the Prime Lease or the Subleased Premises;

iv.     That the following provisions of the Prime Lease do not apply to this Sublease: any provisions in the Prime Lease allowing or purporting to allow Sublessor any rent concessions or abatements (except as aforesaid) or construction allowances, any options granted to Sublessor to renew, extend, expand or terminate, and any right of first refusal or first offer; and

v.        The Sublease Term will terminate without recourse or liability to Sublessor if Prime Landlord terminates the Prime Lease unless such termination is as a result of Sublessor not paying any rent or additional rent due under the Prime Lease and Sublessee is not otherwise in default of any of the provisions of this Sublease beyond any applicable notice or cure period contained in this Sublease.  It is expressly understood and agreed that Sublessor does not assume and shall not have any of the obligations or liabilities of Prime Landlord under the Prime Lease and that Sublessor is not making the representations or warranties, if any, made by Prime Landlord in the Prime Lease.  With respect to work, services, repairs and restoration or the performance of other obligations or granting of consents required of Prime Landlord under the Prime Lease, Sublessor, upon written request from Sublessee, shall use reasonable efforts (which does not include litigation unless indemnified pursuant to a written indemnity agreement acceptable to Sublessor, in Sublessor’s sole discretion, and then only to the extent such litigation does not create a default under the Prime Lease) to enforce Prime Landlord’s obligations and request such consents under the Prime Lease.  Sublessor shall not be liable in damages, nor shall Sublease Rent abate hereunder (except to the extent of any rent abatement under the Prime Lease in which case Sublessee shall be entitled to an amount, and only that amount, of the abatement that is to be paid by Sublessee under this Sublease), for or on account of any failure by Prime Landlord to perform Prime Landlord’s obligations under the Prime Lease.

4.  Lease of Subleased Premises.

Sublessor hereby demises and leases the Subleased Premises to Sublessee and Sublessee hereby leases the Subleased Premises from Sublessor, for the Sublease Term and upon the terms and conditions set forth herein and, as applicable, in the Prime Lease.

5.  Use.

Sublessee covenants to use the Subleased Premises only for the Permitted Use set forth in Section 1 hereof.  Sublessor and Prime Landlord make no representations regarding whether or not the Permitted Uses require authorizations or approvals of any governmental organization and Sublessee agrees to make its own investigation of the same.

6.  Compliance with Laws.

Sublessee acknowledges that no trade or occupation shall be conducted by Sublessee in the Subleased Premises or use made thereof by Sublessee which will be unlawful, violate the terms of the Prime Lease or contrary to any law or any municipal by-law or ordinance in force in the city or town in which the Subleased Premises are situated.  The Sublessee shall comply at its sole expense with all laws or governmental regulations in effect with respect to the Sublessee’s alteration, use or occupancy of the Subleased Premises to the extent that such compliance is required under the terms of the Prime Lease.

7.  Payment of Sublease Rent.

Sublessee agrees to pay Sublessor the Sublease Rent and any late payment or other charges specified to be payable by Sublessee to Sublessor pursuant to the terms of this Sublease.  The Sublease Rent shall be payable in equal monthly installments, in advance, without setoff, offset or deduction for any reason, except if and to the extent expressly provided in this Sublease, on the twenty-fifth (25th) day of each and every calendar month (so as to enable Sublessor to pay rent due under the Prime Lease by the first day of each and every calendar month) during the Sublease Term, with the first installment due and payable on the Sublease Rent Commencement Date.  Sublease Rent shall be payable to Sublessor at the address set forth in the first paragraph of this Sublease above; or such other place as Sublessor shall designate, by check drawn on a national or federal or local bank or by wire transfer from such a bank.  All electricity and utility charges for which the Sublessee has assumed responsibility under this Sublease shall be payable as provided herein.  Sublease Rent for any partial month shall be pro-rated on a daily basis.  All past due installments of Sublease Rent and any other charges due from Sublessee to Sublessor under this Sublease which are not paid within five (5) days after notice from Sublessor to Sublessee that the payment in question was not received by Sublessor by the due date thereof under this Sublease shall bear interest from the date due until paid at the rate per annum equal to one and one-half (1½ %) percent per month.

8.  Indemnification.

Sublessee covenants and agrees that during the Sublease Term and for such further time as Sublessee or anyone claiming by, through or under Sublessee shall hold the Subleased Premises or any part thereof:

a.              All property of any kind belonging to Sublessee that may be in or on the Subleased Premises will be at the sole risk of Sublessee;

b.              Neither Sublessor nor Prime Landlord shall be liable to Sublessee or to any other person for any injury, loss or damage to any person or property on or about the Subleased Premises, or the building in which the Subleased Premises is located or the appurtenances thereof, or the sidewalks, approaches or parking areas adjacent thereto; but the foregoing shall not release any party for the negligent or other tortious act or omission of such party or those for whose conduct such party is legally responsible including its agents and employees;

c.               Sublessee will exonerate, save and defend Sublessor, Prime Landlord, and any other party required by the terms of the Prime Lease, harmless from and indemnified against all loss or damage occasioned by Sublessee’s use, misuse or abuse or caused by the negligence of Sublessee or those for whose conduct Sublessee is legally responsible; and Sublessee will exonerate, save and defend Sublessor, Prime Landlord and any other party required by the terms of the Prime Lease harmless and indemnified from and against any claims, damages, liabilities, losses, costs and expenses (including reasonable attorney’s fees), causes of action, suits, demands, or judgments of any nature on account of any accident occurring on the Subleased Premises or in the Building or on Prime Landlord’s property, which arise out of, or are in any way connected with, the Sublessee’s use, occupancy or tenancy of the Subleased Premises or the conduct or operation of Sublessee’s business thereat, but only to the extent such indemnification would be required under the Prime Lease.  The foregoing indemnification shall be deemed to be modified in each case by the insertion in the appropriate place of the language, “except as otherwise provided in M.G.L. ch. 186, §15;” and, as provided in said statute, the foregoing shall not indemnify any party for the negligent or other tortious act or omission of such party or those for whose conduct such party is legally responsible including its agents and employees.

d.              Sublessee will exonerate, save and defend Sublessor, Prime Landlord and any other party required by the terms of the Prime Lease harmless and indemnified from and against any claims, damages, liabilities, losses, costs and expenses (including reasonable attorney’s fees), causes of action, suits, demands, or judgments of any nature on account of any accident occurring on the Subleased Premises or in the building or on Prime Landlord’s property, which arise out of, or are in any way connected with the Sublessee’s use, occupancy or tenancy of the Subleased Premises or the conduct or operation of Sublessee’s business, and from and against any and all loss, damage or liability arising from any omission, neglect or other tortious act or omission of Sublessee or those for whose conduct Sublessee is legally responsible.  The foregoing indemnification shall be deemed to be modified in each case by the insertion in the appropriate place of the language, “except as otherwise provided in M.G.L. ch. 186, §15;” and, as provided in said statute, the foregoing shall not indemnify any party for the negligent or other tortious act or omission of such party or those for whose conduct such party is legally responsible including its agents and employees.

The provisions of this Section shall survive the expiration or earlier termination of this Sublease.

9.  Insurance

Each of Sublessee and Sublessor agrees to maintain at all times during the Sublease Term for the mutual benefit of Sublessor, Prime Landlord and Sublessee with respect to the Subleased Premises liability insurance with respect to occurrences in or about the Subleased Premises and casualty insurance with respect to its respective property therein, and such other insurance related to its use and occupancy thereof as may be required (in the amounts and of the type required therefor) by the Prime Lease.

Such insurance shall comply with all the requirements of the Prime Lease, and, with respect to commercial liability coverage, shall name Sublessor and Prime Landlord (and any other party required by the terms of the Prime Lease) as well as Sublessee as additional insureds.  Sublessee covenants to deliver to Sublessor, before the beginning of the Sublease Term and before the beginning of each subsequent anniversary, a duplicate original policy or certificate of insurance for each casualty and commercial liability policy and for each renewal thereof.  If the Prime Lease requires Sublessor to insure leasehold improvements or alterations, then Sublessor and Sublessee, respectively, each shall insure its such leasehold improvements which are located in the Subleased Premises, as well as alterations in the Subleased Premises made by it.  Each party hereby waives claims against the other for property damage provided such waiver shall not invalidate the waiving party’s property insurance; each party shall attempt to obtain from its insurance carrier a waiver of its right of subrogation.  Sublessor and Sublessee each hereby waive claims against the other and against Prime Landlord for property damage to the Subleased Premises or its contents.  Sublessor and Sublessee each agrees to obtain, for the benefit of Prime Landlord and the other, such waivers of subrogation rights from its insurer as are required of the tenant under the Prime Lease.

10.  Utilities; Other Charges

a.                                      Sublessee shall make direct arrangements with and shall pay to the relevant utility companies all charges for electricity and other utilities that are furnished to the Subleased Premises during the Sublease Term if and to the extent they are so separately metered.  Sublessor represents that the Subleased Premises is separately metered for electricity.  If not separately metered, Sublessee shall pay to Sublessor any charges billed to Sublessor by Prime Landlord for electricity and other utilities furnished to the Subleased Premises during the Sublease Term which payments shall be made within the timeframes required by the Prime Lease; provided, however, Sublessee shall not be responsible for paying any utilities that are included as part of operating expenses under Section 7.4 of the Prime Lease.  By way of example and not by way of limitation, costs of electricity used in the Subleased Premises and separately billed by Prime Landlord or the applicable utility, costs incurred by or billed to Prime Landlord in repairing damage to the Prime Landlord’s property caused by an agent, employee, customer or invitee of Sublessee and amounts expended or incurred by Prime Landlord on account of any default by Sublessee under this Sublease which give rise to a default under the Prime Lease would also be amounts payable by Sublessee under this Section 10.

b.                                      Sublessee shall arrange to perform and be liable for the costs of all repairs, maintenance, replacements of items within the Subleased Premises including but not limited to plumbing, electrical, and heating, ventilation and air conditioning, to the extent such repairs and maintenance are required under the Prime Lease to be performed during the Sublease Term by and at the expense of Sublessor as Tenant thereunder.

c.                                       Payment of all charges which are billed by Prime Landlord to Sublessor and which are Sublessee’s responsibility to pay under this Section shall be due and payable to Sublessor five (5) days after receipt by Sublessee of a bill or invoice from Sublessor or from Prime Landlord with respect to the same.

11.  Sublessee Installations.

a.              Sublessor reserves the right to remove the FF&E listed on Exhibit “B” from the Subleased Premises on or before the Sublease Commencement Date.  All FF&E not timely removed by Sublessor from the Subleased Premises shall be considered leased to Sublessee along with the Subleased Premises and Sublessee acknowledges that it shall be responsible during the Sublease Term, at its sole cost and expense, for the maintenance, repair and any replacement desired by Sublessee of all FF&E not otherwise removed by Sublessor pursuant to this Section; Sublessee shall not be required to replace any FF&E on account of ordinary wear and tear or damage by fire or other casualty.  Sublessee is responsible for providing all furnishings, fixtures or equipment in addition to the FF&E remaining in the Subleased Premises required for Sublessee to operate its offices at the Subleased Premises.  All furniture that comprises the FF&E shall remain the property of Sublessor and shall be left at the Subleased Premises upon the expiration or earlier termination of this Sublease in the same condition as they were in on the date of this Sublease ordinary wear and tear and damage by fire or other casualty thereof only excepted.

b.              Sublessee may utilize existing lines and equipment in the Subleased Premises, if and to the extent Sublessee finds them suitable for Sublessee’s purposes (as to which Sublessor shall not be responsible and makes no representation); and, Sublessee otherwise shall be responsible, subject to obtaining any consents required by the Prime Lease therefor, for installation of its own telephone and computer lines and equipment (“Sublessee’s Installations”) to the Subleased Premises.  Sublessee also shall be responsible to pay all vendor and supplier charges for use during the Sublease Term of such telephone and computer lines and equipment in the Subleased Premises.

12.  Condition of Subleased Premises.

The Subleased Premises are to be delivered to Sublessee in broom clean “As Is” condition on the Sublease Commencement Date specified in Section 1.

13.  Sublessee’s Covenants.

Subject to and in accordance with the provisions of Section 3 hereof, during the Sublease Term Sublessee agrees to be bound by the covenants and obligations of the Sublessor as Tenant under the Prime Lease insofar as the same relate to the Subleased Premises.

14.  Sublessee’s or Sublessor’s Defaults.

A.  Sublessee’s Default.  The following shall be considered “Events of Default” by Sublessee under this Sublease:

a.              The failure by Sublessee to make payment of any installment of Sublease Rent or any other sum herein specified to be paid by Sublessee to Sublessor, which failure to pay has not been remedied within three (3) business days after written notice from Sublessor to Sublessee of such failure to pay;

b.              The failure by Sublessee to observe, comply with, or perform any of the Sublessee’s covenants, agreements, or obligations hereunder, which failure has not been corrected within thirty (30) days after written notice thereof;

c.               The occupation by Sublessee, or any person claiming under Sublessee, of any portion of the Subleased Premises after the expiration of this Sublease and/or the Prime Lease, without (i) an agreement in writing between Sublessor and Sublessee with respect thereto; and (ii) the written consent of Prime Landlord, and any other consent required under the Prime Lease; and

d.              The occurrence to or on behalf of the Sublessee of any event that, under the provisions of the Prime Lease, would be considered an event of default on the part of the tenant under the Prime Lease, as if Sublessee were the original named tenant thereunder.

Upon the occurrence of any such Event of Default, then (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Sublessor or Sublessor’s agents or servants may (1) give Sublessee a notice (hereinafter called “Notice of Termination”) terminating this Sublease on a date not less than five (5) days after the giving of such Notice of Termination, and this Sublease, as well as any and all of the right, title and interest of Sublessee hereunder including Sublessee’s interest in all building equipment, and all alterations, additions or improvements made to the Subleased Premises (excluding any of the removable trade fixtures, machinery and equipment of Sublessee owned or leased by Sublessee (other than the FF&E which is and shall remain Sublessor’s property)), shall wholly cease and expire on the date set forth in such Notice of Termination in the same manner and with the same force and effect as if such date were the date originally specified herein for the expiration of the term of this Sublease, and Sublease shall then quit and surrender the Subleased Premises to Sublessor and/or (2) by any suitable action or proceeding at law, immediately or at any time thereafter re-enter the Subleased Premises and remove there from Sublessee, its agents, employees, servants, licenses, any assignees, sublessees and other persons, and all or any of its or their property therefrom, and repossess and enjoy the Subleased Premises, together with all additions, alterations and improvements thereto; but, in either case, Sublessee shall remain liable as hereinafter provided.

                If this Sublease is terminated or if Sublessor shall re-enter the Subleased Premises as aforesaid, or in the event of the termination of this Sublease, or of re-entry, by or under any proceeding or action of any provision of law by reason of an Event of Default hereunder on the part of Sublessee, Sublessee covenants and agrees forthwith to pay and be liable for, on the day originally fixed herein for the payment thereof, amounts equal to the several installments of the Sublease Rent reserved as it would, under the terms of this Sublease, become due if this Sublease had not been terminated or if Sublessor had not entered or re-entered, as aforesaid, and whether the Subleased Premises be relet or remain vacant, in whole or in part, or be relet for a period less than the remainder of the term of this Sublease, and for the whole therefore, but, in the event the Subleased Premises or any portion thereof be relet by Sublessor or retaken by Sublessor for its own use, Sublessee shall be entitled to a credit in the net amount of rent and other charges received by Sublessor in reletting (or allocable to the portion of the space retaken by Sublessor for its own use), after deduction of all reasonable expenses incurred in reletting the Subleased Premises (including, without limitation, costs of restoring the Subleased Premises to a condition necessary to rent, including brokerage fees and the like).

At Sublessor’s option in lieu of the foregoing remedy, if and when this Sublease is terminated by Sublessor following an Event of Default, the following shall apply:  (x) upon an Event of Default and termination of the Sublease, Sublessee shall pay Sublessor the following sums: (i) within seven (7) days after being invoiced therefor, the total of all amounts then due from Sublessee under this Sublease, and (ii) within twenty-one (21) days after being invoiced therefor, the total of all Sublease Rent which would have become due under this Sublease through the end of the period which, but for the termination would have been the remainder of the Sublease Term, plus interest through the date of payment of these amounts and costs of collection, present valued using an eight (8%) percent annual discount factor for sums paid in advance; and (y) provided Sublessee timely otherwise pays and performs its obligations under this Sublease including, without limitation, under clause (x) immediately above rent (including fixed rent, additional rent for operating expenses and real estate taxes) and other charges which Sublessor collects for the Subleased Premises from a replacement subtenant for the balance of the period which, but for the termination, would have been the remainder of the Sublease Term, after deducting all leasing costs, brokerage commissions and improvement costs incurred by Sublessor for the replacement sublease, shall be remitted to Sublessee if, as and when received by Sublessor, up to but not exceeding, the amount paid by Sublessee under clause (x) above.

B.  Sublessor’s Default.  Except for the obligations of Sublessee hereunder, Sublessor covenants (i) to observe, comply and perform all of the terms, covenants, conditions and provisions of the Prime Lease to be observed and/or performed by Sublessor, including but not limited to the payment of base rent and additional rent under the Prime Lease, and (b) neither to do nor cause to be done any act or thing (other than the exercise of Sublessor’s rights hereunder) which would or might cause the Prime Lease or this Sublease or the rights of Sublessee hereunder to be canceled, terminated, forfeited or surrendered.  If the Prime Landlord shall default in any of its obligations to Sublessor, Sublessee shall have the right in the name of Sublessor, if necessary, to enforce Sublessor’s rights against Prime Landlord under the Prime Lease provided that in so doing Sublessee does not create or allow a default under the Prime Lease and provided further that Sublessee keeps Sublessor apprised of Sublessee’s efforts to enforce Prime Landlord’s obligations to Sublessor under the Prime Lease which includes, without limitation, providing Sublessor with copies of any notices the Sublessee intends to send to Prime Landlord at least 48 hours prior to sending same.  Sublessee shall not settle any dispute with Prime Landlord hereunder without Sublessor’s prior written consent which consent shall not be unreasonably withheld so long as such settlement does not modify the terms of the Prime Lease or increase any obligations or decrease any rights of Sublessor under the Prime Lease.  Sublessor shall additionally cooperate with Sublessee, upon request by Sublessee and at Sublessee’s sole cost and expense, in enforcing Sublessor’s rights against Prime Landlord under the Prime Lease so long as such cooperation does not subject Sublessor to any cost or increase any obligations or decrease any rights of Sublessor under the Prime Lease.

Sublessor will not be in default under this Sublease unless and until Sublessee has notified Sublessor in writing of Sublessor’s default and Sublessor has failed to cure such default within thirty (30) days, or such additional time as is reasonably required to correct any such default, after such notice by Sublessee.  Notwithstanding anything to the contrary contained in this Sublease, Sublessee’s obligations under this Sublease are independent and shall not be conditioned upon performance by Sublessor.  Upon the occurrence of a default by Sublessor, then (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance), Sublessee shall have all right and remedies available to it at law and in equity therefor.

C.  If Sublessee shall default, after notice thereof as provided above, in the observance or performance of any conditions or covenants on Sublessee’s part to be observed or performed under or by virtue of any of the provisions in any Section of this Sublease, Sublessor without being under any obligation to do so and without thereby waiving such default, may remedy such default for the account and at the expense of Sublessee.  If Sublessor makes any expenditures or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney’s fees, in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of eighteen percent (18%) per annum and costs, shall be paid to Sublessor by Sublessee forthwith.

D.  Sublessee shall pay all Sublessor’s costs, including reasonable attorney’s fees, in enforcing, defending and/or interpreting Sublessor’s rights under this Sublease, within ten (10) days after demand therefor.

                E.  Any and all rights and remedies which Sublessor may have under this Sublease, and at law and in equity, shall be cumulative.

                F.  In no event shall Sublessor or Sublessee be liable for consequential, punitive or indirect damages under or on account of this Sublease.  Further, recourse against Sublessor or Sublessee, as the case may be, under or on account of this Sublease shall be limited to the assets of the Sublessor or Sublessee entity; in no event may Sublessee or Sublessor or any other party seek or obtain recourse to or from the assets of any manager, member, trustee, beneficiary, partner, officer, director or shareholder of Sublessor or Sublessee or any employee of Sublessor or Sublessee or their respective successors and assigns under or on account of this Sublease.

15.  Surrender.

                Sublessee shall at the expiration or other termination of this Sublease remove all Sublessee’s goods and effects from the Subleased Premises including, without limitation, any furniture, fixtures, cabling and other equipment added to the Subleased Premises by Sublessee, and otherwise restore the Subleased Premises to its condition as of the Sublease Commencement Date, or such better condition as the Subleased Premises may have thereafter been placed by Sublessee, ordinary wear and tear and damage by fire or other casualty thereof only excepted.  In the event of the Sublessee’s failure to remove any of Sublessee’s property from the Subleased Premises, Prime Landlord may proceed as permitted under the Sublease and/or Sublessor is hereby authorized, without liability to Sublessee for loss or damage thereto, and at the sole risk of Sublessee, to remove and store any of the property at Sublessee’s expense, or to retain same under Sublessor’s control or to sell at public or private sale, without notice, any or all of the property not so removed, or to assign such rights to Prime Landlord, and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

                In the event of such failure to vacate the Subleased Premises on the date and as provided herein, the Sublease Rent shall, immediately and without notice, accrue and be payable at a rate equal to two hundred (200%) percent of the Sublease Rent and additional last payable during the term hereof.  Sublessee shall be liable for, and shall indemnify, defend and hold Sublessor harmless from and against all damages and holdover rental obligations payable by Sublessor to Prime Landlord under the Prime Lease by reason of such holdover.  Sublessee’s obligations under this Section shall survive the expiration or earlier termination of this Sublease.

16.  Notice.

a.     In the event any notice from the Prime Landlord or otherwise relating to the Prime Lease is delivered to or is otherwise received by Sublessor or by Sublessee, the recipient party shall, as soon thereafter as possible, but in any event within twenty-four (24) hours, deliver such notice to the other party if such notice is written or advise the other party thereof by telephone or facsimile or e-mail if such notice is oral.

b.     Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Subleased Premises shall be in writing and shall not be effective for any purpose unless the same be served either by personal delivery with a receipt requested, by overnight air courier service such as FEDEX or by United States certified or registered mail, return receipt requested, postage prepaid, in either case, addressed as follows:

If to Sublessor:	Fireman Capital Partners, LLC
Watermill Center
800 South Street, Suite 600
Waltham, Massachusetts 02453
Attn: Jamie Hudson, Managing Director

If to Sublessee:	Flex Pharma, Inc.
c/o Rothstein Kass Office
Two International Place
Boston, Massachusetts 02110

17.  Brokerage Commissions.

Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Sublease, excepting only Cassidy Turley/FHO and CBRE Richard Ellis — N.E. Partners, LP.  Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on any act of the indemnifying party which is contrary to the foregoing representations and warranties.  Sublessor shall pay the leasing commission due hereunder to such named above-named brokers per a separate agreement(s).

18.  Governing Law.

This Sublease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any term or provision of this Sublease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Sublease or the application of such term or provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each other term and provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

19.  Provisions Binding.

                Except as otherwise provided in either this Sublease or the Prime Lease, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns of Sublessee and Sublessor.  Each term and each provision of this Sublease to be performed by Sublessee shall be construed to be both a covenant and a condition.  The reference contained to successors and assigns of Sublessee is not intended to constitute a consent to any assignment by Sublessee.

20.  Paragraph Headings.

                The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Sublease.

21.  Authority.

                Sublessee represents and warrants to Sublessor that this Sublease has been duly authorized, executed and delivered by and on behalf of Sublessee and constitutes the valid, enforceable and binding agreement of Sublessee.  Sublessor represents and warrants to Sublessee that this Sublease has been duly authorized, executed and delivered by and on behalf of Sublessor and constitutes the valid, enforceable and binding agreement of Sublessor.

22.  Amendment.

                This Sublease may be altered or amended only by an instrument in writing executed by both Sublessor and Sublessee.  No amendment to this Sublease may be made which would violate any of the terms or conditions of the Prime Lease.

23.  Counterparts.

                This Sublease may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

24.  Security Deposit.

                Sublessee shall deposit with Sublessor the Security Deposit in accordance with the provisions of Section 1 above as security for the full and faithful performance by Sublessee of all of the terms, covenants and conditions of this Sublease upon Sublessee’s part to be performed.  If

Sublessor shall apply the Security Deposit in whole or in part, Sublessee shall, upon demand, pay to Sublessor the amount so applied to restore the Security Deposit to its original amount.  If the Security Deposit is paid in cash, all interest and earnings shall by payable to Sublessee annually in arrears on September 1 of each year (and pending such disbursement shall be considered part of the deposit as accrued) and shall be held in a liquid account or an account that can be liquidated without forfeiture of principal at a bank or alternative institutional depository in Boston selected by Sublessor.  In lieu of depositing cash pursuant to this Section, Sublessee may deliver to Sublessor an unconditional and irrevocable letter of credit in favor of Sublessor, in the form attached as Exhibit C to this Sublease, drawn upon a bank as Sublessor may approve, for the principal sum of $126,594.96 as security for the faithful performance and observance by Sublessee of the terms, provisions, and conditions of this Sublease.  So long as Sublessee is not in default under any of the terms, provisions, and conditions of this lease after notice and beyond any applicable cure period, Sublessor will return the letter of credit to Sublessee, and it may be canceled or permitted to expire at the expiration of this Sublease.  If the term of any letter of credit held by Sublessor will expire prior to the expiration date of the term of this Sublease, and it is not extended or a new letter of credit for an extended period of time is not substituted within thirty (30) days prior to the expiration date of the letter of credit, then Sublessor may make demand for the principal amount of the letter of credit and hold such funds as if a cash Security Deposit was being held in accordance with the terms of this Section.  At any time that Sublessee is in default under the terms of this Sublease after notice and beyond any applicable cure period, Sublessor may make demand for the principal amount of the letter of credit, and hold such funds as if a cash Security Deposit was being held in accordance with the terms of this Section.  Upon written request therefor from Sublessee after the expiration of the Sublease Term (and in any event within thirty (30) days following the expiration of the Sublease Term), Sublessor shall return to Sublessee any balance of the Security Deposit not otherwise applied by Sublessor.  The provisions of this Section shall survive the expiration or earlier termination of this Sublease.

25.  Quiet Enjoyment.

                Sublessee, upon paying the Sublease Rent reserved hereunder and observing and performing all of the terms, covenants and conditions on Sublessee’s part to be observed and performed, shall peaceably and quietly have and hold the Subleased Premises, without hindrance or molestation by any person or persons lawfully claiming by, through, or under Sublessor, subject, however, to the terms of the Prime Lease and this Sublease.  Sublessor covenants and agrees to enter into no amendment or agreement and make no election permitted to be made by it as Tenant under the Prime Lease that would, and otherwise not by act or omission in dealing with the Prime Landlord to, increase any obligations or decrease any rights of Sublessee under this Sublease.

26.  Prime Landlord’s Consent.

                The obligations of Sublessor and Sublessee under this Sublease are conditioned and contingent upon obtaining the prior written consent of Prime Landlord to this Sublease.  If Prime Landlord fails to consent to this Sublease prior to the Sublease Commencement Date, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but before Prime Landlord grants such consent in a writing delivered to Sublessor and Sublessee, whereupon all amounts on account of the Security deposit and of Rent theretofore paid to Sublessor promptly shall be refunded to Sublessee and then this Sublease shall terminate without further recourse to the parties.  Sublessee shall promptly deliver to Sublessor any information reasonably requested by Prime Landlord (in connection with Prime Landlord’s consent to this Sublease) with respect to the nature and operation of Sublessee’s business and/or the financial condition of Sublessee.

27.  Miscellaneous.

                Sublessee shall not record this Sublease with any registry of deeds, and any recordation of this Sublease or any memorandum, short form or notice of this Sublease will be void and a default under this Sublease.

[SIGNATURES ON NEXT PAGE]

                IN WITNESS WHEREOF, the parties hereto have executed this Sublease as an instrument under seal as of the day first above written.

Witness:	Sublessor:
Fireman Capital Partners, LLC

	By:	/s/ Illegible
Name:
Title: Manager

Witness:

/s/ Illegible	Sublessee:
Flex Pharma, Inc.

	By:	/s/ Christoph Westphal
Name: Christoph Westphal
Title: Chairman

EXHIBIT A

Copy of Prime Lease

[To Be Attached]

EXHIBIT B

List of FF&E to be Removed

None

[Name of Financial Institution]

IRREVOCABLE STANDBY LETTER OF CREDIT

Date Of Issue: ,

Amount: USD

[Print Words for Amount]

Irrevocable Letter of Credit

Credit No.

Bank:

[Address]

[Address]

Beneficiary:

[Address]

[Address]

Applicant::

[Address]

[Address]

We hereby establish our unconditional, Irrevocable Standby Letter of Credit No.                   in your favor and for the account of Applicant whereby we irrevocably authorize you to draw on us from time to time at sight prior to the expiration hereof, and in the manner provided herein, up to USD                           (

[Print Words for Amount]

and 00/100 Dollars). Such drawing(s) will be unconditionally available to you upon your presentation of your draft(s) (which draft(s) shall have been signed by one purporting to be a duly authorized representative of the Beneficiary) on which shall be indicated “Drawn under                                                        Irrevocable Letter of Credit No.                   , dated            .” Multiple partial drawings are permitted.

Each draft is to be accompanied by the original of this Irrevocable Letter of Credit and shall be honored when presented between 9:00 a.m. and 5:00 p.m. on any Business Day (by which is meant any day other than Saturday, Sunday or any day

[Name of Financial Institution]

is prohibited from conducting commercial banking transactions) at the Bank’s office at the above-listed address.

This Irrevocable Letter of Credit shall remain in full force and effect until 5:00 p.m. Eastern Standard Time on                                          and shall be automatically extended without amendment after                                        , for successive one (1) year periods unless the Bank provides Beneficiary with not less than sixty (60) days prior written notice via recognized overnight carrier such as FedEx to the attention of                               at the Beneficiary’s above-listed address (or any other address and/or to the attention of any other party of which new address and/or of such new party the Beneficiary notifies the Bank) that Bank elects not to extend this Irrevocable Letter of Credit. Notwithstanding the foregoing automatic extension provision, this Irrevocable Letter of Credit has a final expiration date of                              ,               , upon which this Irrevocable Letter of Credit expires, with the qualification that the Bank will duly honor draft(s) delivered to the Bank on or prior to such date.

Beneficiary or any successor beneficiary may transfer from time to time this Irrevocable Letter of Credit to a new beneficiary by providing information concerning the name and address of the transferee to the Bank. Such transfer request must be accompanied with the original of this letter of credit (and any amendment thereto). Bank will then issue an amendment to this Irrevocable Letter of Credit to substitute such transferee as the new beneficiary. Applicant shall be responsible for Bank’s reasonable and customary transfer fees for each transfer.

Notwithstanding the foregoing, no transfer of this letter of credit may be made to a person or entity (a “transferee”) who is, and we may refuse to honor any attempted transfer to any proposed transferee whom we determine to be, a specially designated national terrorist or narcotics trafficker, a blocked entity, or a person or entity with respect to which transactions are prohibited or otherwise restricted, or which is located in or a national of a country with respect to which transactions are prohibited or restricted, pursuant to the Foreign Assets Control Regulations of the United States Treasury Department.

Communications with respect to this Irrevocable Letter of Credit shall be either (i) in writing and addressed to the Bank at the Bank’s above-listed address, or (ii) by phone:                     .

This Irrevocable Letter of Credit is binding upon Bank and its successors and assigns.

This Irrevocable Letter of Credit is executed as a sealed instrument as of the date first written above and, except as otherwise stated herein, is subject to the International Standby Priorities (ISP98) International Chamber of Commerce Publication No. 590.

By:

Print Name:
Title:
Duly Authorized